ATHENE HOLDING LTD. REPORTS FIRST QUARTER 2020 RESULTS

Company Highlights

•	Strong capital and liquidity position with excess capital of $2.7 billion[1] and $6.3 billion[2] of total available liquidity

•	Attractive economics in core business model, with high predictability in fixed income portfolio and liability base

•	Strong organic growth of $3.9 billion, increasing 8% sequentially and underwritten to target returns or better

•	Net invested assets grew to $121.2 billion, increasing 7% year-over-year, while maintaining high credit quality across the portfolio

•
Closed strategic transaction with Apollo at the end of February, eliminating any impediments for inclusion in a major stock index such as the S&P 500 and MidCap 400, and broadening Athene's investor appeal

PEMBROKE, Bermuda – May 8, 2020 – Athene Holding Ltd. ("Athene") (NYSE: ATH), a leading provider of retirement savings products, announced financial results for the first quarter 2020.
“In these unprecedented times, Athene’s core earnings power remains intact and continues to grow and generate attractive levels of profitability. Our actions over the past year have allowed us to operate from a position of strength," said Jim Belardi, CEO of Athene. “While the COVID-19 pandemic caused mark-to-market volatility in Athene’s financials during the quarter, we believe these impacts will be transitory and have little impact on Athene’s long-term earnings trajectory. I’m incredibly proud of our team for continuing to execute our differentiated strategy as we continue to serve policyholders at a high standard and underwrite strong levels of new business."
Mr. Belardi continued, "We are armed with one of the best capitalized balance sheets in the industry, and when combined with resources in our sidecar capital vehicle, ACRA, we have more than $7 billion of deployable capital which can be used to support nearly $90 billion of opportunistic growth. We have record levels of liquidity, a proven ability to take advantage of dislocation, and I’m confident that we will emerge from this crisis even stronger than before."

First Quarter 2020 Financial Results
Net loss available to AHL common shareholders for the first quarter 2020 was $1.1 billion, or $5.81 per diluted Class A common share ("diluted share"), compared to net income available to AHL common shareholders for the first quarter 2019 of $708 million, or $3.64 per common share. The decrease from the prior year quarter was primarily driven by a decline in the fair value of reinsurance assets due to widening credit spread. The change in fair value of reinsurance assets is included in GAAP net income, while the change in fair value of assets backing directly written liabilities is reflected in accumulated other comprehensive income (AOCI).
Adjusted operating loss available to common shareholders for the first quarter 2020 was $108 million, or $0.60 per adjusted operating common share, compared to adjusted operating income available to common shareholders of $287 million, or $1.50 per adjusted operating common share for the first quarter 2019. The decrease from the prior year quarter was primarily driven by a significant decline in the fair value of the Apollo Operating Group ("AOG") investment and an alternative investment loss reflecting a challenging macro environment.
Adjusted operating income available to common shareholders excluding notables and AOG for the first quarter 2020 was $174 million, or $1.00 per adjusted operating common share. Including the impact of AOG, adjusted operating loss available to common shareholders excluding notables was $65 million, or $0.36 per adjusted operating common share.
Continued Strong Capital Position

•	Book value per common share of $51.28 for the period ended March 31, 2020, a modest decrease of 2% year-over-year. Adjusted book value per common share of $51.07, an increase of 8% year-over-year

•
Total deployable capital of $7.4 billion, including excess capital of $2.7 billion[1], $2.3 billion of untapped debt capacity[3] with no upcoming AHL maturities until 2028, and $2.4 billion of undrawn third-party commitments to ACRA

•	Total cash and cash equivalents of $5.4 billion, and a liquid bond portfolio of approximately $33 billion[4]

•	Total available liquidity of $6.3 billion[2] as of April 30, 2020, including $1.25 billion undrawn revolving credit facility, and additional $900 million of untapped preferred equity capacity

•	Deployed more than $500 million of capital in the first quarter, including $270 million for organic growth, and $319 million of share repurchases at very attractive returns

•	ALRe RBC of 436%[5] and U.S. RBC of 438% as of March 31, 2020

1 Pro forma to include $500mn notes offering completed in April 2020. 2 Includes cash and cash equivalents and undrawn revolver of $1.25 billion as of April 30, 2020. 3 Pro forma to include $500 million senior debt offering completed in April 2020 and exclude the $400 million of short-term FHLB debt expected to be repaid in 1H'20. Untapped debt capacity assumes capacity of 25% debt to capitalization and is subject to general availability and market conditions. 4 As of March 31, 2020. Includes $1.6 billion of municipal, political subdivisions, and US and foreign government bonds. 5 ALRe RBC ratio is used to evaluate our capital position and the amount of capital needed to support our Retirement Services segment and is calculated by applying the NAIC RBC factors to the statutory financial statements of AHL's non-U.S. reinsurance subsidiaries, on an aggregate basis.

Deposit Highlights
In the first quarter 2020, Athene generated quarterly gross organic deposits of $3.9 billion, a decrease of 17% year-over-year, but up 8% quarter-over-quarter, reflecting the strength of Athene's multi-channel distribution platform despite a challenging macro backdrop amidst the ongoing COVID-19 crisis. Importantly, organic deposits were underwritten to target returns despite the historically low interest rate environment, reflecting Athene's disciplined approach to pricing.
Retail: In the first quarter 2020, Athene generated $1.2 billion of new deposits at target returns. Retail deposits were down 31% year-over-year, but increased 10% quarter-over-quarter, reflecting strong demand for products with principal protection features in a volatile market environment. Athene remains a leader in the fixed indexed annuity (FIA) market, serving as a source of strength for policyholders.
Flow Reinsurance: In the first quarter 2020, Athene generated $861 million of new deposits, a decrease of 16% year-over-year. Deposits in the first quarter 2020 also declined 28% from a particularly strong result in the prior quarter, which was mostly driven by strong volumes from partnerships established over the prior 18 months. Despite the sequential decline in volumes, as expected, flow reinsurance activity gained momentum in March amid a peak in market volatility, as key partners remained active in underwriting new retail annuity policies.
Institutional: In the first quarter 2020, Athene generated $1.8 billion of new deposits from institutional products, including $1.0 billion of pension risk transfer deposits from the previously announced deal with Armstrong World Industries, as well as $823 million from one FABN and one FHLB funding agreement at attractive spreads.
Selected Results

	As of and for the three months ended March 31,
(In millions, except percentages and per share data)	2019	2020
Book value per common share	$52.12	$51.28
Adjusted book value per common share	$47.30	$51.07
Common shares outstanding[1]	194.1	193.9
Adjusted operating common shares outstanding[2]	192.4	197.7

Return on equity (ROE)	30.8%	(36.5)%
Adjusted operating ROE	12.8%	(4.4)%
Adjusted operating ROE ex notables and AOG	12.8%	7.6%
Adjusted operating ROE – Retirement Services	14.4%	10.6%

Return on assets (ROA)	2.19%	(2.95)%
Adjusted operating ROA	1.02%	(0.36)%
Adjusted operating ROA ex notables and AOG	1.02%	0.59%
Net investment spread – Retirement Services	1.36%	1.03%

Investments, including related parties	$116,346	$121,969
Net invested assets	$113,771	$121,200
Debt to capital ratio	8.9%	12.2%
Adjusted debt to capital ratio	9.8%	11.0%
Total AHL shareholders' equity	$10,117	$9,940
Adjusted AHL common shareholders' equity	$9,102	$10,097

Gross organic deposits	$4,759	$3,947
Gross inorganic deposits	—	—
Gross deposits	4,759	3,947
Deposits attributable to ACRA noncontrolling interest	—	—
Net deposits	$4,759	$3,947
1 Represents common shares outstanding for all classes eligible to participate in dividends for each period presented. Used for the book value per common share calculation. 2 Adjusted operating common shares outstanding assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares outstanding on a one-for-one basis, the impacts of all Class M common shares outstanding net of the conversion price and any other stock-based awards outstanding, but excluding any awards for which the exercise or conversion price exceeds the market value of Class A common shares on the applicable measurement date. Effective February 28, 2020, all Class B common shares were converted into Class A common shares and all Class M common shares were converted into warrants and Class A common shares. Our Class B common shares were economically equivalent to Class A common shares and were convertible to Class A common shares on a one-for-one basis at any time. Our Class M common shares were in the legal form of shares but economically functioned as options as they were convertible into Class A common shares after vesting and settlement of the conversion price. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of book value metrics.

	Three months ended
	March 31,
(In millions, except per share data)	2019	2020
Net income (loss) available to AHL common shareholders	$708	$(1,065)
Non-operating adjustments
Investment gains (losses), net of offsets[1]	458	(1,139)
Change in fair values of derivatives and embedded derivatives – FIAs, net of offsets	(27)	65
Integration, restructuring and other non-operating expenses	(1)	(4)
Stock compensation expense	(3)	(10)
Income tax (expense) benefit – non-operating	(6)	131
Less: Total non-operating adjustments	421	(957)
Adjusted operating income (loss) available to common shareholders	$287	$(108)

Adjusted operating income (loss) available to common shareholders by segment
Retirement Services	$286	$204
Corporate and Other	1	(312)
Adjusted operating income (loss) available to common shareholders	$287	$(108)

Earnings (loss) per common share – basic[2]	$3.65	$(5.81)
Earnings (loss) per common share – diluted Class A3	$3.64	$(5.81)
Adjusted operating earnings (loss) per common share[4]	$1.50	$(0.60)
Weighted average common shares outstanding – basic[2]	194.0	194.3
Weighted average common shares outstanding – diluted Class A3	161.7	161.4
Weighted average common shares outstanding – adjusted operating[4]	192.2	181.5
Weighted average common shares outstanding – adjusted operating excluding Apollo[5]	192.2	173.3

	Three months ended
	March 31,
(In millions)	2019	2020
Notable items
Retirement Services adjusted operating income available to common shareholders	$286	$204
Rider reserve and DAC equity market performance	—	50
Tax impact of notable items	—	(7)
Retirement Services notable items	—	43
Retirement Services adjusted operating income available to common shareholders excluding notable items	286	247

Corporate and Other adjusted operating income (loss) available to common shareholders	1	(312)
Consolidated adjusted operating income (loss) available to common shareholders excluding notable items	$287	$(65)

Adjusted operating earnings (loss) per common share excluding notables[4]	$1.50	$(0.36)
1 Investment gains (losses), net of offsets includes an unfavorable change in the provision for credit losses of $284 million and $0 million for the three months ended March 31, 2020 and the three months ended March 31, 2019, respectively.
2 Basic earnings (loss) per common share, including basic weighted average common shares outstanding includes all classes eligible to participate in dividends for each period presented.
3 Diluted earnings (loss) per common share on a GAAP basis for Class A common shares, including diluted Class A weighted average common shares outstanding, includes the dilutive impacts, if any, of Class B common shares, Class M common shares and any other stock-based awards. There were no dilutive securities for the quarter. Diluted earnings per common share on a GAAP basis for Class A common shares are based on allocated net income (loss) available to AHL common shareholders of $(938) million (88% of net loss available to AHL common shareholders) and $589 million (83% of net loss available to AHL common shareholders) for the three months ended March 31, 2020 and 2019, respectively.
4 Weighted average common shares outstanding – adjusted operating assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards, but excluding any awards for which the exercise or conversion price exceeds the market value of Class A common shares on the applicable measurement date. Effective February 28, 2020, all Class B common shares were converted into Class A common shares and all Class M common shares were converted into warrants and Class A common shares. Our Class B common shares were economically equivalent to Class A common shares and could have been converted to Class A common shares on a one-for-one basis at any time. Our Class M common shares were in the legal form of shares but economically functioned as options as they were convertible into Class A common shares after vesting and settlement of the conversion price. In calculating Class A diluted earnings per common share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards were not dilutive they were excluded. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of adjusted operating earnings per common share.
5 Weighted average common shares outstanding - adjusted operating excluding Apollo is adjusted to exclude the Athene shares issued in exchange for the AOG units as part of the Apollo transaction, but does not include an adjustment for the shares issued in exchange for $350 million cash. For Q1 2020, the calculation also includes the dilution of other stock compensation plans as a result of the exclusion of the loss on the AOG units creating adjusted operating income available to common shareholders instead of a loss.

Segment Results
Retirement Services
For the first quarter 2020, adjusted operating income available to common shareholders in Retirement Services was $204 million, a decrease of $82 million, or 29%, from the first quarter 2019, resulting in an adjusted operating ROE of 10.6%. Excluding notable items, adjusted operating income available to common shareholders in Retirement Services was $247 million, resulting in an adjusted operating ROE of 12.8%.
The decrease in adjusted operating income available to common shareholders over the prior year quarter was primarily driven by lower net investment earnings from alternatives, reflecting a volatile market backdrop.
The net investment spread, which measures net investment earnings less cost of funds, was 1.03% of average net invested assets, excluding our strategic investment in Apollo, for the first quarter 2020, a decrease of 33 basis points from the first quarter 2019. The decrease from the prior year quarter was primarily driven by a lower net investment earned rate (NIER) and higher other liability costs.
The NIER was 4.04% for the first quarter 2020, compared to 4.21% in the prior year quarter. The annualized return on fixed income and other investments during the first quarter 2020 was 4.20%, compared to 4.28% in the prior year quarter, a decline of 8 basis points primarily driven by lower floating rate income and building liquidity, partially offset by higher bond call income and mortgage prepayments. The net annualized return on alternative investments during the first quarter 2020 was 0.56% compared to 2.13% in the prior year quarter. Both periods were impacted by the real-time or lagged effect of significant capital market headwinds, underperforming the longer-term average annualized performance of 9-11%.
Cost of funds, which is comprised of the total cost of crediting on deferred annuities and institutional products as well as other liability costs, was 3.01% for the first quarter 2020, an increase of 16 basis points from the first quarter 2019, primarily driven by an increase in other liability costs, partially offset by a decrease in the cost of crediting.
Total cost of crediting was 1.84% for the first quarter 2020, a decrease of 8 basis points from the prior year quarter, driven by a decrease in the crediting rate for both deferred annuities and institutional business. The cost of crediting on institutional business was 3.31%, a decrease of 38 basis points from the first quarter 2019, driven by a lower rate on new deposits over the last twelve months. Cost of crediting on deferred annuities was 1.91%, a decrease of 7 basis points from the first quarter 2019 due to favorable rate actions on in-force renewals.
Other liability costs were 1.17% for the first quarter 2020, an increase of 24 basis points from the prior year quarter primarily due to an increase in rider reserves and DAC amortization as a result of unfavorable equity market performance. Excluding notable items in the first quarter of 2020, other liability costs were 1.00%, in line with long-term averages.
Corporate & Other
In the first quarter 2020, the adjusted operating loss available to common shareholders was $312 million in Corporate & Other, a decrease of $313 million from adjusted operating income available to common shareholders of $1 million in the first quarter 2019. The operating loss was primarily driven by a mark-to-market loss on the AOG investment, as well as net investment losses from alternatives.
The fair value of Athene's AOG investment, which is primarily based on the common stock price of Apollo Global Management (NYSE: APO), declined $239 million, or approximately $1.36 per common share, in the quarter, net of a liquidity discount and associated tax benefit, due to extraordinary market volatility in March 2020. From March 31, 2020 through May 7, 2020, Athene's AOG investment appreciated $194 million, or approximately $1.00 per common share, net of liquidity and tax considerations.

Share Repurchase Activity
In the first quarter 2020, Athene repurchased 10.4 million shares of its common stock for $319 million under previously announced share repurchase programs. During this period, shares were purchased at an average cost of $30.51 per share and an average price-to-adjusted book value multiple of 0.56x.
Conference Call Information
Athene will host a conference call today, Friday, May 8, 2020, at 10 a.m. ET. During the call, members of Athene's senior management team will review Athene's financial results for the first quarter ended March 31, 2020. This press release, the first quarter 2020 earnings presentation and financial supplement are posted to Athene’s website at ir.athene.com.

•	Live conference call: Toll-free at (866) 901-0811 (domestic) or (346) 354-0810 (international)

•	Conference call replay available through May 20, 2020 at (800) 585-8367 (domestic) or
(404) 537-3406 (international)

•	Conference ID number: 7484003

•	Live and archived webcast available at ir.athene.com

Investor Relations Contact:	Media Contact:
Noah Gunn	Karen Lynn
+1 441-279-8534	+1 441-279-8460
+1 646-768-7309	+1 515-342-3910
ngunn@athene.com	klynn@athene.com
About Athene Holding Ltd.
Athene, through its subsidiaries, is a leading retirement services company that issues, reinsures and acquires retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs. The products offered by Athene include:

•	Retail fixed, fixed indexed and index-linked annuity products;

•	Reinsurance arrangements with third-party annuity providers; and

•	Institutional products, such as funding agreements and the assumption of pension risk transfer obligations.

Athene had total assets of $142.2 billion as of March 31, 2020. Athene's principal subsidiaries include Athene Annuity & Life Assurance Company, a Delaware-domiciled insurance company, Athene Annuity and Life Company, an Iowa-domiciled insurance company, Athene Annuity & Life Assurance Company of New York, a New York-domiciled insurance company and Athene Life Re Ltd., a Bermuda-domiciled reinsurer.
Further information about our companies can be found at athene.com.
Non-GAAP Measures
In addition to our results presented in accordance with GAAP, we present certain financial information that includes non-GAAP measures. Management believes the use of these non-GAAP measures, together with the relevant GAAP measures, provides information that may enhance an investor’s understanding of our results of operations and the underlying profitability drivers of our business. The majority of these non-GAAP measures are intended to remove from the results of operations the impact of market volatility (other than with respect to alternative investments) as well as integration, restructuring and certain other expenses which are not part of our underlying profitability drivers, as such items fluctuate from period to period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results in accordance with GAAP and should not be viewed as a substitute for the corresponding GAAP measures.

Adjusted operating income (loss) available to common shareholders is a non-GAAP measure used to evaluate our financial performance excluding market volatility and expenses related to integration, restructuring, stock compensation and other expenses. Our adjusted operating income (loss) available to common shareholders equals net income (loss) available to AHL common shareholders adjusted to eliminate the impact of the following (collectively, the non-operating adjustments):

•	Investment Gains (Losses), Net of Offsets

•	Change in Fair Values of Derivatives and Embedded Derivatives – FIAs, Net of Offsets

•	Integration, Restructuring and Other Non-Operating Expenses

•	Stock Compensation Expense

•	Bargain Purchase Gain

•	Income Tax (Expense) Benefit – Non-Operating

We consider these non-operating adjustments to be meaningful adjustments to net income (loss) available to AHL common shareholders for the reasons discussed in greater detail above. Accordingly, we believe using a measure which excludes the impact of these items is useful in analyzing our business performance and the trends in our results of operations. Together with net income (loss) available to AHL common shareholders, we believe adjusted operating income (loss) available to common shareholders provides a meaningful financial metric that helps investors understand our underlying results and profitability. Adjusted operating income (loss) available to common shareholders should not be used as a substitute for net income (loss) available to AHL common shareholders.

Adjusted operating ROA is a non-GAAP measure used to evaluate our financial performance and profitability. Adjusted operating ROA is computed using our adjusted operating income (loss) available to common shareholders divided by average net invested assets for the relevant period. To enhance the ability to analyze these measures across periods, interim periods are annualized. While we believe each of these metrics are meaningful financial metrics and enhance our understanding of the underlying profitability drivers of our business, they should not be used as a substitute for ROA presented under GAAP.

Adjusted operating ROE is a non-GAAP measure used to evaluate our financial performance excluding the impacts of AOCI and the cumulative change in fair value of funds withheld and modco reinsurance assets, net of DAC, DSI, rider reserve and tax offsets. Adjusted AHL common shareholders’ equity is calculated as the ending AHL shareholders’ equity excluding AOCI, the cumulative change in fair value of funds withheld and modco reinsurance assets and preferred stock. Adjusted operating ROE is calculated as the adjusted operating income (loss) available to common shareholders, divided by average adjusted AHL common shareholders’ equity. These adjustments fluctuate period to period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our AFS securities. Except with respect to reinvestment activity relating to acquired blocks of businesses, we typically buy and hold AFS investments to maturity throughout the duration of market fluctuations, therefore, the period-over-period impacts in unrealized gains and losses are not necessarily indicative of current operating fundamentals or future performance. Accordingly, we believe using measures which exclude AOCI and the cumulative change in fair value of funds withheld and modco reinsurance assets are useful in analyzing trends in our operating results. To enhance the ability to analyze these measures across periods, interim periods are annualized. Adjusted operating ROE should not be used as a substitute for ROE. However, we believe the adjustments to net income (loss) available to AHL common shareholders and equity are significant to gaining an understanding of our overall financial performance.

Adjusted operating earnings (loss) per common share, weighted average common shares outstanding – adjusted operating and adjusted book value per common share are non-GAAP measures used to evaluate our financial performance and financial condition. The non-GAAP measures adjust the number of shares included in the corresponding GAAP measures to reflect the conversion or settlement of all shares and other stock-based awards outstanding. We believe using these measures represent an economic view of our share counts and provide a simplified and consistent view of our outstanding shares. Adjusted operating earnings (loss) per common share is calculated as the adjusted operating income (loss) available to common shareholders, over the weighted average common shares outstanding – adjusted operating. Adjusted book value per common share is calculated as the adjusted AHL common shareholders’ equity divided by the adjusted operating common shares outstanding. Effective February 28, 2020, all Class B common shares were converted into Class A common shares and all Class M common shares were converted into warrants and Class A common shares. Our Class B common shares were economically equivalent to Class A common shares and could have been converted to Class A common shares on a one-for-one basis at any time. Our Class M common shares were in the legal form of shares but economically functioned as options as they were convertible into Class A common shares after vesting and settlement of the conversion price. In calculating Class A diluted earnings per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards were not dilutive, after considering the dilutive effects of the more dilutive securities in the sequence, they were excluded. Weighted average common shares outstanding – adjusted operating and adjusted operating common shares outstanding assume conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards, but excluding any awards for which the exercise or conversion price exceeds the market value of our Class A common shares on the applicable measurement date. For certain historical periods, Class M shares were not included due to issuance restrictions which were contingent upon our IPO. Adjusted operating earnings (loss) per common share, weighted average common shares outstanding – adjusted operating and adjusted book value per common share should not be used as a substitute for basic earnings (loss) per share – Class A common shares, basic weighted average common shares outstanding – Class A or book value per common share. However, we believe the adjustments to the shares and equity are significant to gaining an understanding of our overall results of operations and financial condition.

Adjusted debt to capital ratio is a non-GAAP measure used to evaluate our capital structure excluding the impacts of AOCI and the cumulative change in fair value of funds withheld and modco reinsurance assets, net of DAC, DSI, rider reserve and tax offsets. Adjusted debt to capital ratio is calculated as total debt divided by adjusted AHL shareholders’ equity. Adjusted debt to capital ratio should not be used as a substitute for the debt to capital ratio. However, we believe the adjustments to total debt and shareholders’ equity are significant to gaining an understanding of our capitalization, debt utilization and debt capacity.

Net investment spread is a key measurement of the profitability of our Retirement Services segment. Net investment spread measures our investment performance less the total cost of our liabilities. Net investment earned rate is a key measure of our investment performance, while cost of funds is a key measure of the cost of our policyholder benefits and liabilities. Investment margin on our deferred annuities measures our investment performance less the cost of crediting for our deferred annuities, which make up a significant portion of our net reserve liabilities.

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Net investment earned rate is a non-GAAP measure we use to evaluate the performance of our net invested assets that does not correspond to GAAP net investment income. Net investment earned rate is computed as the income from our net invested assets divided by the average net invested assets, excluding the impacts of our investment in Apollo, for the relevant period. To enhance the ability to analyze these measures across periods, interim periods are annualized. The adjustments to arrive at our net investment earned rate add (a) alternative investment gains and losses, (b) gains and losses related to trading securities for CLOs, (c) net VIE impacts (revenues, expenses and noncontrolling interest), (d) forward points gains and losses on foreign exchange derivative hedges and (e) the change in fair value of reinsurance assets, and removes the proportionate share of the ACRA net investment income associated with the ACRA noncontrolling interest as well as the gain or loss on our investment in Apollo. We include the income and assets supporting our change in fair value of reinsurance assets by evaluating the underlying investments of the funds withheld at interest receivables and we include the net investment income from those underlying investments which does not correspond to the GAAP presentation of change in fair value of reinsurance assets. We exclude the income and assets supporting business that we have exited through ceded reinsurance including funds withheld agreements. We believe the adjustments for reinsurance provide a net investment earned rate on the assets for which we have economic exposure.

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Cost of funds includes liability costs related to cost of crediting on both deferred annuities and institutional products as well as other liability costs, but does not include the proportionate share of the ACRA cost of funds associated with the noncontrolling interest. Cost of funds is computed as the total liability costs divided by the average net invested assets, excluding our investment in Apollo, for the relevant period. To enhance the ability to analyze these measures across periods, interim periods are annualized.

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Cost of crediting includes the costs for both deferred annuities and institutional products. Cost of crediting on deferred annuities is the interest credited to the policyholders on our fixed strategies as well as the option costs on the indexed annuity strategies. With respect to FIAs, the cost of providing index credits includes the expenses incurred to fund the annual index credits, and where applicable, minimum guaranteed interest credited. Cost of crediting on institutional products is comprised of PRT costs including interest credited, benefit payments and other reserve changes, net of premiums received when issued, as well as funding agreement costs including the interest payments and other reserve changes. Cost of crediting is computed as the cost of crediting for deferred annuities and institutional products divided by the average net invested assets, excluding the investment in Apollo, for the relevant periods. Cost of crediting on deferred annuities is computed as the net interest credited on fixed strategies and option costs on indexed annuity strategies divided by the average net account value of our deferred annuities. Cost of crediting on institutional products is computed as the PRT and funding agreement costs divided by the average net institutional reserve liabilities. Our average net invested assets, excluding our investment in Apollo, net account values and net institutional reserve liabilities are averaged over the number of quarters in the relevant period to obtain our associated cost of crediting for such period. To enhance the ability to analyze these measures across periods, interim periods are annualized.

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Other liability costs include DAC, DSI and VOBA amortization, change in rider reserves, the cost of liabilities on products other than deferred annuities and institutional products, excise taxes, premiums, product charges and other revenues. We believe a measure like other liability costs is useful in analyzing the trends of our core business operations and profitability. While we believe other liability costs is a meaningful financial metric and enhances our understanding of the underlying profitability drivers of our business, it should not be used as a substitute for total benefits and expenses presented under GAAP.

Net investment earned rate, cost of funds, net investment spread and investment margin on deferred annuities are non-GAAP measures we use to evaluate the profitability of our business. We believe these metrics are useful in analyzing the trends of our business operations, profitability and pricing discipline. While we believe each of these metrics are meaningful financial metrics and enhance our understanding of the underlying profitability drivers of our business, they should not be used as a substitute for net investment income, interest sensitive contract benefits or total benefits and expenses presented under GAAP.

Operating expenses excludes integration, restructuring and other non-operating expenses, stock compensation expense, interest expense and policy acquisition expenses. We believe a measure like operating expenses is useful in analyzing the trends of our core business operations and profitability. While we believe operating expenses is a meaningful financial metric and enhances our understanding of the underlying profitability drivers of our business, it should not be used as a substitute for policy and other operating expenses presented under GAAP.

In managing our business, we analyze net invested assets, which does not correspond to total investments, including investments in related parties, as disclosed in our consolidated financial statements and notes thereto. Net invested assets represents the investments that directly back our net reserve liabilities as well as surplus assets. Net invested assets, excluding our investment in Apollo, is used in the computation of net investment earned rate, which allows us to analyze the profitability of our investment portfolio. Net invested assets includes (a) total investments on the consolidated balance sheets with AFS securities at cost or amortized cost, excluding derivatives, (b) cash and cash equivalents and restricted cash, (c) investments in related parties, (d) accrued investment income, (e) VIE assets, liabilities and noncontrolling interest adjustments, (f) net investment payables and receivables, (g) policy loans ceded (which offset the direct policy loans in total investments) and (h) an allowance for credit losses. Net invested assets also excludes assets associated with funds withheld liabilities related to business exited through reinsurance agreements and derivative collateral (offsetting the related cash positions). We include the underlying investments supporting our assumed funds withheld and modco agreements in our net invested assets calculation in order to match the assets with the income received. We believe the adjustments for reinsurance provide a view of the assets for which we have economic exposure. Net invested assets includes our proportionate share of ACRA investments, based on our economic ownership, but does not include the proportionate share of investments associated with the noncontrolling interest. Net invested assets also includes our investment in Apollo. Our net invested assets, excluding our investment in Apollo, are averaged over the number of quarters in the relevant period to compute our net investment earned rate for such period. While we believe net invested assets is a meaningful financial metric and enhances our understanding of the underlying drivers of our investment portfolio, it should not be used as a substitute for total investments, including related parties, presented under GAAP.

Sales statistics do not correspond to revenues under GAAP but are used as relevant measures to understand our business performance as it relates to deposits generated during a specific period of time. Our sales statistics include deposits for fixed rate annuities and FIAs and align with the LIMRA definition of all money paid into an individual annuity, including money paid into new contracts with initial purchase occurring in the specified period and existing contracts with initial purchase occurring prior to the specified period (excluding internal transfers). While we believe sales is a meaningful metric and enhances our understanding of our business performance, it should not be used as a substitute for premiums presented under GAAP.

Safe Harbor for Forward-Looking Statements
This press release contains, and certain oral statements made by Athene's representatives from time to time may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of Athene's management and the management of Athene's subsidiaries. Generally, forward-looking statements include actions, events, results, strategies and expectations and are often identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Forward-looking statements within this press release include, but are not limited to, discussions related to the issuance and exchange of common equity interests of Athene and Apollo and the results to be derived therefrom; potential inclusion of Athene's common shares in certain specified indices; the future outcome of Athene's capital allocation determinations; and future financial performance. Factors that could cause actual results, events and developments to differ include, without limitation: Athene's failure to recognize the benefits expected to be derived from the transaction with Apollo; failure to achieve the benefits expected to be derived from the ACRA capital raise; the accuracy of Athene's assumptions and estimates; Athene's ability to maintain or improve financial strength ratings; Athene's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of Athene's reinsurers failing to meet their assumed obligations; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; the accuracy of Athene's interpretation of the Tax Cuts and Jobs Act; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; Athene's ability to protect its intellectual property; the ability to maintain or obtain approval of the Delaware Department of Insurance, the Iowa Insurance Division and other regulatory authorities as required for Athene's operations; and other factors discussed from time to time in Athene's filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2019, its current report on Form 8-K filed with the SEC on March 31, 2020 and its other SEC filings, which can be found at the SEC’s website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Athene does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.
# # #

Athene Holding Ltd.
Condensed Consolidated Balance Sheets (unaudited, in millions)

	December 31,	March 31,
	2019	2020
Assets
Investments
Available-for-sale securities, at fair value	$71,374	$65,671
Trading securities, at fair value	2,070	1,979
Equity securities, at fair value	247	206
Mortgage loans, net of allowances	14,306	14,395
Investment funds	750	740
Policy loans	417	403
Funds withheld at interest	15,181	13,716
Derivative assets	2,888	1,610
Short-term investments	596	583
Other investments	158	172
Total investments	107,987	99,475
Cash and cash equivalents	4,240	5,419
Restricted cash	402	564
Investments in related parties
Available-for-sale securities, at fair value	3,804	3,546
Trading securities, at fair value	785	718
Equity securities, at fair value	64	49
Mortgage loans, net of allowances	653	623
Investment funds	3,550	4,631
Funds withheld at interest	13,220	12,452
Other investments, net of allowances	487	475
Accrued investment income	807	802
Reinsurance recoverable	4,863	5,087
Deferred acquisition costs, deferred sales inducements and value of business acquired	5,008	6,392
Other assets	1,005	1,946
Total assets	$146,875	$142,179
(Continued)

Condensed Consolidated Balance Sheets (unaudited, in millions)

	December 31,	March 31,
	2019	2020
Liabilities
Interest sensitive contract liabilities	$102,745	$101,911
Future policy benefits	23,330	23,741
Other policy claims and benefits	138	145
Dividends payable to policyholders	113	112
Short-term debt	475	400
Long-term debt	992	986
Derivative liabilities	97	222
Payables for collateral on derivatives and securities to repurchase	3,255	2,883
Funds withheld liability	408	396
Other liabilities	1,181	853
Total liabilities	132,734	131,649

Equity
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	4,171	5,501
Retained earnings	6,939	5,613
Accumulated other comprehensive income (loss)	2,281	(1,174)
Total Athene Holding Ltd. shareholders’ equity	13,391	9,940
Noncontrolling interests	750	590
Total equity	14,141	10,530
Total liabilities and equity	$146,875	$142,179
(Concluded)
Condensed Consolidated Statements of Income (Loss) (unaudited, in millions)

	Three months ended
	March 31,
	2019	2020
Revenue
Premiums	$2,000	$1,140
Product charges	125	140
Net investment income	1,082	745
Investment related gains (losses)	1,776	(3,572)
Other revenues	12	(2)
Total revenues	4,995	(1,549)
Benefits and Expenses
Interest sensitive contract benefits	1,516	(1,319)
Amortization of DSI	5	10
Future policy and other policy benefits	2,329	1,356
Amortization of DAC and VOBA	231	(413)
Dividends to policyholders	9	11
Policy and other operating expenses	165	188
Total benefits and expenses	4,255	(167)
Income (loss) before income taxes	740	(1,382)
Income tax expense (benefit)	32	(166)
Net income (loss)	708	(1,216)
Less: Net loss attributable to noncontrolling interests	—	(169)
Net income (loss) attributable to Athene Holding Ltd. shareholders	708	(1,047)
Less: Preferred stock dividends	—	18
Net income (loss) available to Athene Holding Ltd. common shareholders	$708	$(1,065)

Non-GAAP Measure Reconciliations

The reconciliation of net income (loss) available to Athene Holding Ltd. common shareholders to adjusted operating income (loss) available to common shareholders excluding notable items is as follows:

	Three months ended
	March 31,
(In millions)	2019	2020
Net income (loss) available to Athene Holding Ltd. common shareholders	$708	$(1,065)
Less: Total non-operating adjustments	421	(957)
Adjusted operating income (loss) available to common shareholders	287	(108)
Notable items	—	43
Adjusted operating income (loss) available to common shareholders excluding notable items	$287	$(65)

Retirement Services adjusted operating income available to common shareholders	$286	$204
Rider reserve and DAC equity market performance	—	50
Tax impact of notable items	—	(7)
Retirement Services notable items	—	43
Retirement Services adjusted operating income available to common shareholders excluding notable items	286	247

Corporate and Other adjusted operating income (loss) available to common shareholders	1	(312)
Consolidated adjusted operating income (loss) available to common shareholders excluding notable items	$287	$(65)

The reconciliation of basic earnings (loss) per Class A common share to adjusted operating earnings (loss) per common share is as follows:

	Three months ended
	March 31,
	2019	2020
Basic earnings (loss) per share – Class A common shares	$3.65	$(5.81)
Non-operating adjustments
Investment gains (losses), net of offsets	2.38	(6.27)
Change in fair values of derivatives and embedded derivatives – FIAs, net of offsets	(0.14)	0.36
Integration, restructuring and other non-operating expenses	(0.01)	(0.03)
Stock compensation expense	(0.01)	(0.05)
Income tax (expense) benefit – non-operating	(0.03)	0.72
Less: Total non-operating adjustments	2.19	(5.27)
Less: Effect of items convertible to or settled in Class A common shares	(0.04)	0.06
Adjusted operating earnings (loss) per common share	$1.50	$(0.60)

The reconciliation of basic weighted average Class A common shares to weighted average common shares outstanding – adjusted operating, is as follows:

	Three months ended
	March 31,
(In millions)	2019	2020
Basic weighted average common shares outstanding – Class A	161.3	161.4
Conversion of Class B common shares to Class A common shares	25.4	16.9
Conversion of Class M common shares to Class A common shares	5.1	3.2
Effect of other stock compensation plans	0.4	—
Weighted average common shares outstanding – adjusted operating	192.2	181.5

The reconciliation of AHL shareholders’ equity to adjusted AHL common shareholders’ equity included in adjusted book value per common share, adjusted debt to capital ratio, and adjusted operating ROE is as follows:

	March 31,
(In millions)	2019	2020
Total AHL shareholders' equity	$10,117	$9,940
Less: Preferred stock	—	1,172
Total AHL common shareholders' equity	10,117	8,768
Less: AOCI	706	(1,174)
Less: Accumulated change in fair value of reinsurance assets	309	(155)
Total adjusted AHL common shareholders' equity	$9,102	$10,097

Retirement Services	$8,201	$8,002
Corporate and Other	901	2,095
Total adjusted AHL common shareholders' equity	$9,102	$10,097

The reconciliation of average AHL shareholders’ equity to average adjusted AHL common shareholders’ equity included in adjusted operating ROE is as follows:

	Three months ended
	March 31,
(In millions)	2019	2020
Average AHL shareholders' equity	$9,197	$11,666
Less: Average preferred stock	—	1,172
Less: Average AOCI	117	554
Less: Average accumulated change in fair value of reinsurance assets	117	169
Average adjusted AHL common shareholders' equity	$8,963	$9,771

Retirement Services	$8,004	$7,722
Corporate and Other	959	2,049
Average adjusted AHL common shareholders' equity	$8,963	$9,771

The reconciliation of basic Class A common shares outstanding to adjusted operating common shares outstanding is as follows:

	March 31,
(In millions)	2019	2020
Class A common shares outstanding	161.3	193.9
Conversion of Class B common shares to Class A common shares	25.4	—
Conversion of Class M common shares to Class A common shares	5.0	—
Effect of other stock compensation plans	0.7	3.8
Adjusted operating common shares outstanding	192.4	197.7

The reconciliation of book value per common share to adjusted book value per common share is as follows:

	March 31,
	2019	2020
Book value per common share	$52.12	$51.28
Preferred stock	—	(6.04)
AOCI	(3.64)	6.06
Accumulated change in fair value of reinsurance assets	(1.59)	0.80
Effect of items convertible to or settled in Class A common shares	0.41	(1.03)
Adjusted book value per common share	$47.30	$51.07

The reconciliation of debt to capital ratio to adjusted debt to capital ratio is as follows:

	March 31,
(In millions, except percentages)	2019	2020
Total debt	$991	$1,386
Total AHL shareholders' equity	10,117	9,940
Total capitalization	11,108	11,326
Less: AOCI	706	(1,174)
Less: Accumulated change in fair value of reinsurance assets	309	(155)
Total adjusted capitalization	$10,093	$12,655

Debt to capital ratio	8.9%	12.2%
AOCI	0.6%	(1.1)%
Accumulated change in fair value of reinsurance assets	0.3%	(0.1)%
Adjusted debt to capital ratio	9.8%	11.0%

The reconciliation of net investment income to net investment earnings and earned rate is as follows:

	Three months ended
	March 31,
	2019		2020
(In millions)	Dollar	Rate	Dollar	Rate
GAAP net investment income	$1,082	3.85%	$745	2.51%
Change in fair value of reinsurance assets	132	0.47%	270	0.90%
Alternative income gain (loss)	(5)	(0.02)%	(101)	(0.34)%
ACRA noncontrolling interest	—	—%	(72)	(0.24)%
Apollo investment (income) loss	—	—%	297	1.00%
Held for trading amortization and other	(6)	(0.02)%	12	0.04%
Total adjustments to arrive at net investment earnings/earned rate	121	0.43%	406	1.36%
Total net investment earnings/earned rate	$1,203	4.28%	$1,151	3.87%

Retirement Services	$1,171	4.21%	$1,184	4.04%
Corporate and Other	32	13.19%	(33)	(8.14)%
Total net investment earnings/earned rate	$1,203	4.28%	$1,151	3.87%

Retirement Services	$111,443		$117,295
Corporate and Other ex. Apollo investment	959		1,624
Consolidated average net invested assets ex. Apollo investment	$112,402		$118,919

The reconciliation of interest sensitive contract benefits to Retirement Services' cost of crediting, and the respective rates, is as follows:

	Three months ended
	March 31,
	2019		2020
(In millions)	Dollar	Rate	Dollar	Rate
GAAP interest sensitive contract benefits	$1,516	5.44%	$(1,319)	(4.50)%
Interest credited other than deferred annuities and institutional products	55	0.20%	63	0.21%
FIA option costs	278	1.00%	266	0.91%
Product charges (strategy fees)	(28)	(0.10)%	(32)	(0.11)%
Reinsurance embedded derivative impacts	15	0.05%	14	0.05%
Change in fair values of embedded derivatives – FIAs	(1,311)	(4.70)%	1,504	5.13%
Negative VOBA amortization	12	0.04%	7	0.02%
ACRA noncontrolling interest	—	—%	38	0.13%
Other changes in interest sensitive contract liabilities	(2)	(0.01)%	(1)	—%
Total adjustments to arrive at cost of crediting	(981)	(3.52)%	1,859	6.34%
Retirement Services cost of crediting	$535	1.92%	$540	1.84%

Retirement Services cost of crediting on deferred annuities	$444	1.98%	$422	1.91%
Retirement Services cost of crediting on institutional products	91	3.69%	118	3.31%
Retirement Services cost of crediting	$535	1.92%	$540	1.84%

Retirement Services average net invested assets	$111,443		$117,295
Average net account value on deferred annuities	89,809		88,119
Average institutional net reserve liabilities	9,809		14,250

The reconciliation of benefits and expenses to other liability costs is as follows:

	Three months ended
	March 31,
(In millions)	2019	2020
GAAP benefits and expenses	$4,255	$(167)
Premiums	(2,000)	(1,140)
Product charges	(125)	(140)
Other revenues	(12)	2
Cost of crediting	(242)	(259)
Change in fair value of embedded derivatives – FIA, net of offsets	(1,260)	1,456
DAC, DSI and VOBA amortization related to investment gains and losses	(173)	425
Rider reserves	(28)	76
Policy and other operating expenses, excluding policy acquisition expenses	(103)	(117)
AmerUs closed block fair value liability	(53)	45
ACRA noncontrolling interest	—	165
Other	1	(4)
Total adjustments to arrive at other liability costs	(3,995)	509
Other liability costs	$260	$342

Retirement Services	$260	$342
Corporate and Other	—	—
Consolidated other liability costs	$260	$342

The reconciliation of policy and other expenses to operating expenses is as follows:

	Three months ended
	March 31,
(In millions)	2019	2020
Policy and other operating expenses	$165	$188
Interest expense	(17)	(20)
Policy acquisition expenses, net of deferrals	(62)	(71)
Integration, restructuring and other non-operating expenses	(1)	(4)
Stock compensation expenses	(3)	(10)
ACRA noncontrolling interest	—	(4)
Total adjustments to arrive at operating expenses	(83)	(109)
Operating expenses	$82	$79

Retirement Services	$62	$68
Corporate and Other	20	11
Consolidated operating expenses	$82	$79

The reconciliation of total investments, including related parties, to net invested assets is as follows:

	March 31,
(In millions)	2019	2020
Total investments, including related parties	$116,346	$121,969
Derivative assets	(1,920)	(1,610)
Cash and cash equivalents (including restricted cash)	3,518	5,983
Accrued investment income	751	802
Payables for collateral on derivatives	(1,781)	(1,589)
Reinsurance funds withheld and modified coinsurance	(578)	355
VIE and VOE assets, liabilities and noncontrolling interest	17	23
Unrealized (gains) losses	(1,254)	2,292
Ceded policy loans	(283)	(229)
Net investment receivables (payables)	(1,045)	(238)
Allowance for credit losses	—	505
Total adjustments to arrive at gross invested assets	(2,575)	6,294
Gross invested assets	113,771	128,263
ACRA noncontrolling interest	—	(7,063)
Net invested assets	$113,771	$121,200